Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-226132
August 21, 2018

U 08/2018 BMO GOLDRs® FAQ BMO 1. What is a BMO Gold Deposit Receipt ("GOLDRs°")? A GOLDRs® is a registered security with the U.S. Securities and Exchange Commission (the "SEC") that is CUSIP- bearing and DTC-eligible. The Vaulted Gold Bullion Trust (the "Trust") issues GOLDRs®, which represent an investor's undivided beneficial ownership interest in a fixed quantity of unencumbered, allocated, physical gold bullion ("Gold Bullion"). The Trust is offering to the public on a continuous basis three classes of GOLDRs®: Class A Gold Deposit Receipts; Class F Gold Deposit Receipts; and Class F-1 Gold Deposit Receipts. The Trust will also offer and sell from time to time additional classes of Gold Deposit Receipts ("Institutional Gold Deposit Receipts") only to institutional accounts, as such term is defined under FINRA Rule 4512. For additional information on the Institutional Gold Deposit Receipts, please see the Trust's prospectus dated July 27, 2018 (the "prospectus"). 2. What are the Differences Amonc the Classes of GOLDRs®? The only difference among the various classes of GOLDRs® relates to the selling concessions or fees applicable to each class. The public offering price for GOLDRs® will be the spot price at the time of sale for one troy ounce of Gold Bullion, determined by BMO Capital Markets Corp., using EBS, an offering of EBS BrokerTec ("EBS"), as the source for the spot price of gold, without adjustment or modification, plus a deposit fee of 2.000/0, payable to Bank of Montreal, plus (1) in the case of a Class A Gold Deposit Receipt, a sales & distribution fee of 2.000/0 to any participating broker-dealer that sells GOLDRs® to an investor; (2) in the case of a Class F Gold Deposit Receipt, which will be sold only through fee-based programs, a sales & distribution fee of 0.250/0; and (3) in the case of Class F-1 Gold Deposit Receipts, which will be sold to trust or fiduciary accounts, no additional fee. For information regarding the applicable deposit and sales fees for the classes of Institutional Gold Deposit Receipts, please see the Trust's prospectus. 3. Why invest in GOLDRs®? GOLDRs® are designed to provide a secure and convenient way to invest in unencumbered, allocated and physical Gold Bullion and hold it in Canada. With that objective in mind, certain features may distinguish GOLDRs® from offerings of other gold products in the United States. 1. No annual fees 2. SEC-registered, CUSIP-bearing, and DTC-eligible 3. No tracking error 4. No derivatives 5. No empty vault risk 2 6. Stored in Canada 7. Spot pricing 8. Alternative to unregulated storage programs 9. Gold Bullion is not available to claims of creditors of BMO 10.Physical delivery of as little as one ounce Investing in GOLDRs° involves significant risks. An investment in GOLDRs° represents an investment in gold, which may not be appropriate for all investors. An investment in GOLDRs° may be more volatile than an investment in a more broadly diversified portfolio and any fluctuations in the price of gold could materially adversely affect an investment in GOLDRs®. The Trust may be required to terminate and liquidate at a time that is disadvantageous to holders of GOLDRs° and may postpone, suspend or reject redemption requests in certain circumstances, which may reduce the liquidity in the GOLDRs° for all investors in the secondary market. The Trust is a passive investment vehicle and will comply with certain reduced reporting requirements. The Trust has no history of operations and BMO and its management have a limited history of operating investment vehicles similar to the Trust. For a more complete discussion of these risk factors and the other risks related to an investment in GOLDRs®, carefully read the prospectus. You should consider carefully these risks and those under "Risk Factors" in the prospectus, as well as the information listed under "Sales Restrictions and Notices" before making an investment. 4. Do GOLDRs® represent anything other than direct Gold Bullion ownership? No. The use of unallocated gold, gold certificates, exchange traded products, derivatives, financial instruments, or any product that represents encumbered gold is prohibited. 5. Can Gold 3ullion held in the Trust be lent out? No. GOLDRs° are designed to eliminate "empty vault risk," or Gold Bullion lending risk (i.e., the practice of the gold custodian lending, pledging, hypothecating, re-hypothecating or otherwise encumbering any of the investor's Gold Bullion). 6. Can GOLDRs® be reflected on brokerage or fee- based account statements? Yes. GOLDRs° are SEC-registered, CUSIP-bearing, and DTC-eligible, which means they carry the necessary identifiers to be reflected in any brokerage or fee-based account 7. What are B \AO's fees? Any purchases of GOLDRs° will be made available at the spot price, determined by BMO Capital Markets Corp. using EBS as the source for the price of gold, without adjustment or modification, plus a deposit fee and a sales & distribution fee that will vary according to which class of GOLDRs° are purchased. BMO does not charge a fee when investors redeem GOLDRs° for cash. Holders who redeem their GOLDRs° for cash using the services of an Authorized Participant or other broker-dealer (for example the holder's broker) may be charged additional fees or commissions by that Authroized Participant or other broker-dealer. There is no annual program fee. BMO will charge an additional withdrawal and delivery fee if physical delivery is requested. 8. Once GOLDRs® have been purchased, what options are available to investors? BMO GOLDRs° are issued by the Trust and represent direct Gold Bullion ownership. Once BMO GOLDRs° have been purchased, investors may: 3 1. Continue to store their Gold Bullion at the Royal Canadian Mint; 2. Elect to redeem their physical Gold Bullion represented by GOLDRs° for delivery; or 3. Exchange their GOLDRs° for cash either through an Authorized Participant or through a registered broker-dealer or similar entity that is not an Authorized Participant. BMO GOLDRs° are not listed on a securities exchange and are continuously offered through BMO Capital Markets Corp., acting as the underwriter of this continuous offering, purchasing on a principal basis. BMO GOLDRs° may only be purchased through Authorized Participants. BMO GOLDRs° may be redeemed through Authorized Participants or through a registered broker-dealer or similar entity that is not an Authorized Participant. While BMO currently intends to repurchase Gold Bullion for cash upon the request of holders based on the market price for the Gold Bullion, it is under no obligation to do so, and may cease such repurchases at any time. Physical delivery of Gold Bullion may be suspended by the Trust in certain circumstances and is only available in certain states. 9. Where is the Gold Bullion stored? The Gold Bullion is held in an account maintained by the BMO at the Royal Canadian Mint in Canada. 10. Is the Gold Bullion that is held by the Trust available to claims of creditors of BMO? No. GOLDRs° use a structure which, under Canadian federal law, ensures that the Gold Bullion held by the Trust would not be available to meet the claims of creditors of BMO in the event of any bankruptcy, insolvency, or similar event involving BMO. 11. How much Gold Bullion does one GOLDRs® represent? A single GOLDRs° represents a direct claim on one troy ounce of Gold Bullion (i.e., 1:1 ratio). 12. What is the minimum number of GOLDRs® that an investor can purchase? One. 13. How is the price determined? GOLDRs° are designed to both track the spot price of gold and eliminate the price variance which may be associated with traditional gold-backed exchange-traded products that trade at a discount or premium to net-asset value. Any purchases of GOLDRs° will be made available at the spot price, determined by BMO Capital Markets Corp. using EBS as the source for the price of gold, without adjustment or modification, plus a deposit fee and a sales & distribution fee that will vary according to which class of GOLDRs° are purchased. If, for any reason, EBS is not posting spot prices, BMO Capital Markets Corp. will use the spot price reflected by the London Bullion Market Association (PM) Gold Price, an offering of ICE Benchmark Administration, as its source for the spot price of gold. BMO Capital Markets Corp. will refer to this source without adjustment or modification. BMO does not charge a fee when investors redeem GOLDRs° for cash and there is no annual program fee. BMO will charge an additional withdrawal and delivery fee if physical delivery is requested. 4 14. Is an Investment in GOLDRs° restricted to accredited investors? No. The Program is open to all U.S. investors (including residents of Puerto Rico) who are interested in an investment in gold and have reviewed and considered carefully the risks associated with an investment in GOLDRs®. 15. Can GOLDRs° be purchased with margin, leverage, or financing? No. Under no circumstances can any purchase of the GOLDRs® be made with borrowed funds or leverage from, or on margin provided by, an Authorized Participant. 16. What are the GOLDRs® CUSIP and ISIN identifiers? The Class A, Class F and Class F-1 GOLDRs® use the following CUSIP and ISIN identifiers: 1. Class A Gold Deposit Receipts (92242D205 / US92242D2053); 2. Class F Gold Deposit Receipts (92242D304 / US92242D3044); and 3. Class F-1 Gold Deposit Receipts (92242D403 / US92242D4034). Please see the Trust's prospectus for the applicable CUSIP and ISIN identifiers for each class of Institutional Gold Deposit Receipts. 17. Can GOLDRs° be held in qualified accounts (e.g., IRA, 401k, etc.)? Not at this time. 18. How does an investor request physical delivery? An investor, acting through an Authorized Participant or broker-dealer, may request physical delivery. BMO will deliver Gold Bullion only to U.S. addresses within a state specifically approved by BMO for delivery. Physical delivery of Gold Bullion may be suspended by the Trust in certain circumstances. 19. What is the legal structure of the Vaulted Gold Bullion Trust that issues GOLDRs®? The Trust intends to be treated as a grantor trust for U.S. tax purposes and is governed by Delaware law. The Trust issues GOLDRs® that represent an investor's undivided beneficial ownership in a fixed quantity of unencumbered and allocated Gold Bullion. 20. Is the Trust a commodity pool for purposes of the Commodity Exchange Act? No. The Trust is not a commodity pool for purposes of the Commodity Exchange Act (the "CEA") and BMO, as the initial depositor, is not subject to regulation by the Commodity Futures Trading Commission (the "CFTC") as a commodity pool or a commodity trading advisor. 5 21. Is the Trust registered under the Investment Company Act of 1940? No. The Trust is not registered under the Investment Company Act of 1940 (the "1940 Act"), which means that the Trust is not regulated in the same way as a mutual fund, and does not carry certain protections afforded by such registration. 22. Is the Trust a unit investment trust? No. The Trust intends to be treated as a grantor trust for U.S. tax purposes and is governed by Delaware law. 23. Is an investment in GOLDRs® subject to the "wash sale" rules applicable to stock or securities? Because investors should be treated for federal income tax purposes as if they directly own a pro rata share of the underlying Gold Bullion, investors should generally not be subject to the "wash sale" rules applicable to transactions in stock or securities. However, for definitive advice regarding tax treatment, potential investors must consult their tax advisors. 24. Can GOLDRs® be sold to institutional investors (e.g., registered investment advisers) in any state? Yes. GOLDRs® may be sold to institutional investors in any state. The term "institutional investor" is understood to mean: a) An investment adviser registered either with the SEC under Section 203 of the Investment Advisers Act or with a State securities commission (or any agency or office performing like functions), b) Any other person (whether a natural person, corporation, partnership, trust, or otherwise) with total assets of at least $50 million, or c) A bank savings and loan association, insurance company or registered investment company with the SEC. 25. Can GOLDRs® be sold to retail investors in any state? No offers of GOLDRs® may be made to retail investors and the Trust may respond only to unsolicited orders and reverse inquiries from retail investors. GOLDRs® are not approved for sale and should not be sold to residents of the states of Alabama, Arizona or Tennessee, other than to institutional investors. All sales in the states of Arkansas, North Carolina and Texas will only be made by a broker-dealer registered in such state. 6 26. What are the tax consequences related to an investment in GOLDRs®? The Trust intends to be treated as a "grantor trust" for U.S. federal income tax purposes, and, as such, investors in GOLDRs® generally will be treated as if they directly owned a pro rata share of the underlying Gold Bullion. Capital gains recognized by a U.S. individual taxpayer from the sale of GOLDRs® held for more than one year are taxed at a maximum U.S. federal income tax rate of 280/0, rather than the lower maximum rate applicable to most other long-term capital gains. The tax rates for capital gains recognized by a U.S. individual taxpayer upon the sale of GOLDRs® held for one year or less are generally the same as those at which ordinary income is taxed. Capital gains of U.S. corporate taxpayers are taxed at the regular corporate rates, irrespective of the holding period for the GOLDRs®. Potential investors should consult their tax advisors. 27. Does an investor receive an IRS Form 1099 when he/she sells GOLDRs®? Yes. An investor having sold GOLDRs® will receive an IRS Form 1099 from his/her broker. Unlike other traditional gold investment products, the Program does not require an annual IRS Form 1099 to be sent to investors that retain, but have not sold, GOLDRs®. 28. Are GOLDRs® covered by SIPC? In the case of the failure of a brokerage firm that is a member of the Securities Investor Protection Corporation (the "SIPC"), the SIPC would protect customers against the loss of cash and securities. The SIPC does not protect commodity or related futures contracts or investment contracts. The Gold Deposit Receipts are not commodity futures or investment contracts. In the opinion of Mayer Brown LLP, the Gold Deposit Receipts should be viewed as securities for which SIPC protection should be available. However, given that the Gold Deposit Receipts are novel instruments, there can be no assurance that the SIPC or a court having jurisdiction on this matter would concur with this legal conclusion. 29. Is there a website with more information about the Program? Yes. Please visit www.bmogold.com. The issuer, the Trust, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospect us in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-844-266-4537 or emailing bmo.gold@bmo.com The Trust is not an investment company registered under the 1940 Act. The Trust is not a commodity pool for purposes of the CEA, and BMO, as the initial depositor, is not subject to regulation by the CFTC as a commodity pool or a commodity trading advisor. The GOLDRs are not subject to deposit insurance. You will not be entitled to protection by the SIPC. BMO GOLDRs® www.bmogold.com bmo.gold@bmo.com The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 1-844-266-4537 or emailing bmo.gold@bmo.com . °Registered trade-mark of BMO GOLDRs° is a service mark of BMO BMO M